Exhibit 99
FOR IMMEDIATE RELEASE
July 15, 2026

Cintas Corporation Announces
Fiscal 2026 Fourth Quarter and Full Year Results

CINCINNATI, July 15, 2026 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2026 fourth quarter ended May 31, 2026. Revenue for the fourth quarter of fiscal 2026 was $2.91 billion compared to $2.67 billion in last year’s fourth quarter, an increase of 8.9%. The organic revenue growth rate for the fourth quarter of fiscal 2026, which adjusts for the impacts of acquisitions and foreign currency exchange rate fluctuations, was 8.4%.

Gross margin for the fourth quarter of fiscal 2026 was $1.48 billion compared to $1.33 billion in last year’s fourth quarter, an increase of 11.6%. Gross margin as a percent of revenue was 51.0% for the fourth quarter of fiscal 2026, equal to the all-time high, compared to 49.7% in last year's fourth quarter, an increase of 130 basis points.

Operating income for the fourth quarter of fiscal 2026 increased 12.7% to $673.0 million compared to $597.5 million in last year's fourth quarter. Operating income as a percent of revenue was 23.2% in the fourth quarter of fiscal 2026 compared to 22.4% in last year's fourth quarter. Operating income in the fourth quarter of fiscal 2026 included $14.0 million of transaction expenses related to the UniFirst acquisition.

Net income increased to $511.0 million for the fourth quarter of fiscal 2026 compared to $448.3 million in last year's fourth quarter, an increase of 14.0%. The fourth quarter of fiscal 2026 effective tax rate was 21.2% compared to 22.1% in last year's fourth quarter. The tax rates in both quarters were impacted by certain discrete items, primarily the tax accounting impact for stock-based compensation. Fourth quarter of fiscal 2026 diluted earnings per share (EPS) was $1.26 compared to $1.09 in last year's fourth quarter, an increase of 15.6%. Excluding the UniFirst transaction expenses, which had a $0.03 impact on diluted EPS, adjusted diluted EPS was $1.29 for the fourth quarter, an increase of 18.3% over the prior year.

For the fiscal year ended May 31, 2026, revenue increased to $11.26 billion compared to $10.34 billion for fiscal 2025, an increase of 8.9%. The organic revenue growth rate for fiscal 2026 was 8.3%. Gross margin as a percent of revenue was 50.7% for fiscal 2026, an all-time high, compared to 50.0% for fiscal 2025. Operating income for fiscal 2026 increased to $2.61 billion compared to $2.36 billion for fiscal 2025, an increase of 10.5%. Operating income as a percent of revenue was 23.1% in fiscal 2026 compared to 22.8% in fiscal 2025. Operating income for the fiscal year ended May 31, 2026 included $15.1 million of transaction expenses related to the UniFirst acquisition. Diluted EPS for fiscal 2026 was $4.91 compared to $4.40 in fiscal 2025, an increase of 11.6%. Excluding the UniFirst transaction expenses, which had a $0.03 impact on diluted EPS, adjusted diluted EPS was $4.94 for the year, an increase of 12.3% over the prior year.

Cash flow from operating activities increased to $2.28 billion in fiscal 2026 compared to $2.17 billion in fiscal 2025. Cintas spent $395.1 million on capital expenditures in fiscal 2026, which is 3.5% of revenue. We acquired businesses for a total of $164.5 million in fiscal 2026. On June 15, 2026, Cintas paid an aggregate quarterly dividend of $180.7 million to shareholders. During fiscal 2026, Cintas returned $1.65 billion in capital to its shareholders in the form of share buybacks and dividends.

Todd M. Schneider, Cintas’ President and Chief Executive Officer, stated “These results conclude an outstanding year for Cintas. We delivered record revenues and operating margins. Our 8.3% organic revenue growth demonstrates our ability to deliver strong results in a dynamic macro environment. Our all-time high gross margin reflects the outstanding performance of our employee-partners and the clear impact of our investments in technology, capacity and talent. These results continue to showcase the strength and resilience of Cintas' value proposition."

Mr. Schneider continued, "On June 11, 2026, UniFirst shareholders voted to approve the acquisition, and we and UniFirst each received a request for additional information (the "second request") from the U.S. Federal Trade Commission. Both of these developments were expected. We are excited about the substantial value we expect to create for shareholders and customers through the UniFirst transaction, and we look forward to welcoming UniFirst

Team Partners to Cintas once the transaction is complete. We still expect the acquisition to close in the second half of calendar 2026."

Mr. Schneider concluded, "For fiscal 2027, revenue is expected to be in the range of $12.10 billion to $12.25 billion, and our adjusted diluted EPS is expected to be in the range of $5.36 to $5.50."

		Fiscal 2027		Fiscal 2027
(In millions)	Fiscal 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026

	A	B	E	H	I
Total Revenue	$11,264.76	$12,100.00	7.4%	$12,250.00	8.7%
			E=(B-A)/A		I=(H-A)/A
	C	D		D
Workdays in the period	260	261		261

	A	F	G	J	K
Workday adjusted revenue growth	$11,264.76	$12,053.64	7.0%	$12,203.07	8.3%
		F=(B/D)*C	G=(F-A)/A	J=(H/D)*C	K=(J-A)/A

Please note the following regarding the annual revenue guidance:
•Fiscal year 2027 has one more workday than fiscal year 2026.
•Guidance excludes expected impacts from the proposed UniFirst acquisition.
•Guidance does not assume any future acquisitions.
•Guidance assumes a constant foreign currency exchange rate.

		Fiscal 2027		Fiscal 2027
	Fiscal 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026

EPS	$4.91	$—		$—
UniFirst transaction related expenses	0.03	—		—
Adjusted EPS (1)	$4.94	$5.36	8.5%	$5.50	11.3%

(1)Cintas has not reconciled its guidance as to non-GAAP adjusted EPS to its most directly comparable GAAP measure as a result of uncertainty regarding, and the potential variability of the non-recurring transaction costs related to the UniFirst acquisition. Accordingly, reconciliations are not available without unreasonable effort, although it is important to note that these factors could be material to Cintas' results calculated in accordance with GAAP.

Please note the following regarding the adjusted diluted EPS guidance:

•Fiscal year 2027 interest expense net of interest income (interest, net) is expected to be approximately $105.0 million compared to $101.2 million in fiscal year 2026. The increase is primarily a result of the amortization of bridge loan financing expenses related to the UniFirst acquisition. Expected interest, net does not factor in any debt activity or issuance of commercial paper related to future share buybacks or acquisition activity, including the funding necessary for the proposed acquisition of UniFirst.
•Fiscal year 2027 effective tax rate is expected to be 20.2%, which is the same as fiscal year 2026.
•Our adjusted diluted EPS guidance does not include the impact of future share buybacks or significant economic disruptions or downturn.
•Adjusted diluted EPS guidance excludes non-recurring transaction costs related to the UniFirst acquisition, which cannot be reasonably estimated at this time.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2026 fourth quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, including statements regarding our future business plans and expectations, and including the company's fiscal 2027 full-year guidance which involve risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. Forward-looking statements in this release include, but are not limited to, statements about the completion and the benefits of the transaction between Cintas and UniFirst (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.
The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.
Additional important factors relating to Cintas that could cause actual results to differ from those in forward-looking statements include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; supply chain constraints and macroeconomic conditions, including inflationary pressures and higher interest rates; changes in global trade policies, tariffs, and other measures that could restrict international trade; fluctuations in costs of materials and labor, including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; Cintas' ability to meet its aspirations relating to sustainability opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls over financial reporting; the effect of new accounting pronouncements; risks associated with cybersecurity threats, including disruptions caused by the inaccessibility of computer systems data and cybersecurity risk management; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics; the amount and timing of repurchases of Cintas' common stock, if any; changes in global tax and labor laws; the reactions of competitors in terms of price and service and the other risks and contingencies detailed in Cintas’ most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.
Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2025, and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:
Scott A. Garula, Executive Vice President & Chief Financial Officer - 513-972-3867
Jared S. Mattingley, Vice President, Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	May 31, 2026	May 31 2025	% Change
Revenue:
Uniform rental and facility services	$2,197,705	$2,030,680	8.2%
Other	707,498	636,972	11.1%
Total revenue	2,905,203	2,667,652	8.9%

Costs and expenses:
Cost of uniform rental and facility services	1,095,307	1,036,013	5.7%
Cost of other	329,605	305,650	7.8%
Selling and administrative expenses	793,232	728,537	8.9%
UniFirst Corporation transaction expenses	14,024	—	—%

Operating income	673,035	597,452	12.7%

Interest income	(1,227)	(2,023)	(39.3)%
Interest expense	25,836	24,060	7.4%

Income before income taxes	648,426	575,415	12.7%
Income taxes	137,437	127,159	8.1%
Net income	$510,989	$448,256	14.0%

Basic earnings per share	$1.27	$1.11	14.4%

Diluted earnings per share	$1.26	$1.09	15.6%

Basic weighted average common shares outstanding	400,216	403,412
Diluted weighted average common shares outstanding	404,307	409,685

Cintas Corporation
Consolidated Condensed Statements of Income
(In thousands except per share data)

	Twelve Months Ended
	May 31, 2026	May 31 2025	% Change
Revenue:
Uniform rental and facility services	$8,621,624	$7,976,073	8.1%
Other	2,643,137	2,364,108	11.8%
Total revenue	11,264,761	10,340,181	8.9%

Costs and expenses:
Cost of uniform rental and facility services	4,312,097	4,040,888	6.7%
Cost of other	1,244,871	1,125,129	10.6%
Selling and administrative expenses	3,086,145	2,814,438	9.7%
UniFirst Corporation transaction expenses	15,136	—	—%

Operating income	2,606,512	2,359,726	10.5%

Interest income	(5,107)	(5,584)	(8.5)%
Interest expense	106,285	101,108	5.1%

Income before income taxes	2,505,334	2,264,202	10.6%
Income taxes	505,366	451,921	11.8%
Net income	$1,999,968	$1,812,281	10.4%

Basic earnings per share	$4.97	$4.48	10.9%

Diluted earnings per share	$4.91	$4.40	11.6%

Basic weighted average common shares outstanding	401,267	403,530
Diluted weighted average common shares outstanding	406,197	410,286

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended		Twelve Months Ended
	May 31, 2026	May 31 2025	May 31, 2026	May 31 2025

Uniform rental and facility services gross margin	50.2%	49.0%	50.0%	49.3%
Other gross margin	53.4%	52.0%	52.9%	52.4%
Total gross margin	51.0%	49.7%	50.7%	50.0%
Net income margin	17.6%	16.8%	17.8%	17.5%

Reconciliation of Non-GAAP Financial Measures

The press release contains non-GAAP financial measures within the meaning of the rules promulgated by the U.S. Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides this additional non-GAAP financial measure of free cash flow. The Company believes that this non-GAAP financial measure is appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table below.

Computation of Free Cash Flow

	Twelve Months Ended
(In thousands)	May 31, 2026	May 31 2025

Net cash provided by operations	$2,276,280	$2,165,905
Capital expenditures	(395,105)	(408,884)
Free cash flow	$1,881,175	$1,757,021

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended May 31, 2026
Revenue	$2,197,705	$368,133	$339,365	$—	$2,905,203
Cost of sales	1,095,307	155,067	174,538	—	1,424,912
Gross margin	1,102,398	213,066	164,827	—	1,480,291
Selling and administrative expenses	572,930	114,475	105,827	—	793,232
UniFirst Corporation transaction expenses	—	—	—	14,024	14,024
Operating income	$529,468	$98,591	$59,000	$(14,024)	$673,035

For the three months ended May 31, 2025
Revenue	$2,030,680	$324,397	$312,575	$—	$2,667,652
Cost of sales	1,036,013	140,208	165,442	—	1,341,663
Gross margin	994,667	184,189	147,133	—	1,325,989
Selling and administrative expenses	529,558	107,505	91,474	—	728,537
Operating income	$465,109	$76,684	$55,659	$—	$597,452

For the twelve months ended May 31, 2026
Revenue	$8,621,624	$1,391,853	$1,251,284	$—	$11,264,761
Cost of sales	4,312,097	589,370	655,501	—	5,556,968
Gross margin	4,309,527	802,483	595,783	—	5,707,793
Selling and administrative expenses	2,232,515	449,084	404,546	—	3,086,145
UniFirst Corporation transaction expenses	—	—	—	15,136	15,136
Operating income	$2,077,012	$353,399	$191,237	$(15,136)	$2,606,512

For the twelve months ended May 31, 2025
Revenue	$7,976,073	$1,218,090	$1,146,018	$—	$10,340,181
Cost of sales	4,040,888	521,480	603,649	—	5,166,017
Gross margin	3,935,185	696,610	542,369	—	5,174,164
Selling and administrative expenses	2,061,795	401,882	350,761	—	2,814,438
Operating income	$1,873,390	$294,728	$191,608	$—	$2,359,726

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	May 31, 2026	May 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$289,018	$263,973
Accounts receivable, net	1,555,190	1,417,381
Inventories, net	446,435	447,408
Uniforms and other rental items in service	1,276,174	1,137,361
Prepaid expenses and other current assets	286,225	170,046
Total current assets	3,853,042	3,436,169

Property and equipment, net	1,740,501	1,652,474

Investments	438,662	339,518
Goodwill	3,544,212	3,400,227
Service contracts, net	287,869	309,828
Operating lease right-of-use assets, net	271,088	224,383
Other assets, net	393,766	462,642
	$10,529,140	$9,825,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$461,157	$485,109
Accrued compensation and related liabilities	237,042	229,538
Accrued liabilities	889,198	875,077
Income taxes, current	44,070	4,034
Operating lease liabilities, current	56,505	50,744
Debt due within one year	998,987	—
Total current liabilities	2,686,959	1,644,502

Long-term liabilities:
Debt due after one year	1,429,086	2,424,999
Deferred income taxes	537,919	471,740
Operating lease liabilities	221,379	178,738
Accrued liabilities	513,910	420,781
Total long-term liabilities	2,702,294	3,496,258

Shareholders’ equity:
Preferred stock, no par value: 100 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 1,700,000 shares authorized FY 2026: 779,537 issued and 400,147 outstanding FY 2025: 776,936 issued and 402,948 outstanding	2,851,129	2,593,479
Retained earnings	13,073,999	11,798,451
Treasury stock: FY 2026: 379,390 shares FY 2025: 373,988 shares	(10,869,708)	(9,791,838)
Accumulated other comprehensive income	84,467	84,389
Total shareholders’ equity	5,139,887	4,684,481
	$10,529,140	$9,825,241

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	May 31, 2026	May 31 2025
Cash flows from operating activities:
Net income	$1,999,968	$1,812,281

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	318,637	303,377
Amortization of intangible assets and capitalized contract costs	194,209	190,806
Stock-based compensation	128,076	128,329
Gain on sale of property and equipment	—	(19,341)
Deferred income taxes	58,092	(5,807)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(135,216)	(174,141)
Inventories, net	2,273	(33,947)
Uniforms and other rental items in service	(137,612)	(93,646)
Prepaid expenses and other current assets and capitalized contract costs	(174,033)	(180,840)
Accounts payable	(24,102)	143,973
Accrued compensation and related liabilities	7,185	17,769
Accrued liabilities and other	(371)	92,397
Income taxes, current	39,174	(15,305)
Net cash provided by operating activities	2,276,280	2,165,905

Cash flows from investing activities:
Capital expenditures	(395,105)	(408,884)
Purchases of investments	(8,252)	(7,196)
Proceeds from sale of property and equipment	—	23,972
Acquisitions of businesses, net of cash acquired	(164,548)	(232,899)
Other, net	(523)	1,369
Net cash used in investing activities	(568,428)	(623,638)

Cash flows from financing activities:
Proceeds from issuance of debt, net	—	398,088
Debt issuance costs	(7,277)	(1,165)
Repayment of debt	—	(450,000)
Proceeds from exercise of stock-based compensation awards	3,808	896
Dividends paid	(701,485)	(611,627)
Repurchase of common stock	(952,104)	(934,800)
Other, net	(25,014)	(20,403)
Net cash used in financing activities	(1,682,072)	(1,619,011)

Effect of exchange rate changes on cash and cash equivalents	(735)	(1,298)

Net increase (decrease) in cash and cash equivalents	25,045	(78,042)
Cash and cash equivalents at beginning of year	263,973	342,015
Cash and cash equivalents at end of year	$289,018	$263,973